Exhibit 5.1

By Email Recon Technology, Ltd Room 1902, Building C King Long International Mansion No. 9 Fulin Road Beijing 100107 People’s Republic of China 17 July 2020	Campbells Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands
T +1 345 949 2648 F +1 345 949 8613 E rlaws@campbellslegal.com campbellslegal.com
Our Ref: 11963-27899 Your Ref: Recon Technology, Ltd
CAYMAN |BVI | HONG KONG

Dear Sirs,

Recon Technology, Ltd

We are Cayman Islands counsel for Recon Technology, Ltd, a Cayman Islands exempted company (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (File No. 333-234660 originally filed with the U.S. Securities and Exchange Commission in the United States (the “Commission”) on 13 November 2019 (“Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (“Securities Act”) and the base prospectus as supplemented by the prospectus supplement dated 26 May 2020 (“Prospectus Supplement”) and a draft registration statement Form F3 to be filed on or about 17 July 2020 (“Resale Registration Statement”), each filed pursuant to Rule 424(b)(5) of the Securities Act (collectively, the “Prospectus”), the Prospectus Supplement and the Resale Registration Statement relating to the offering and sale by the Company (“Offering”) from time to time of an aggregate of 2,591,112 ordinary shares of the Company, par value US$0.0925 per share (“Ordinary Shares”) and warrants to purchase up to an aggregate of 2,591,112 Ordinary Shares of the Company (“Warrant Shares”) pursuant to the Purchase Agreements and Warrants (as defined below).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 21 August 2007.

2	Copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the 29 January 2015 (the “Shareholders Resolution”) and as filed with the Registrar of Companies on 23 February 2015 certified as true by Shenping Yin pursuant to the Directors Certificate (“Constitutional Documents”).

3	A copy of written resolutions of the Directors of the Company dated 21 May 2020 and 26 June 2020.

4	An electronic copy of the Registration Statement, the Base Prospectus and the Prospectus Supplement and the draft Resale Registration Statement.

5	A copy of the Register of Directors of the Company, certified as true by Shenping Yin pursuant to the Director’s Certificate.

6	Copy of a Certificate of a Director of the Company dated 15 July 2020 (the “Director’s Certificate”).

7	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 29 June 2020 (“Certificate Date”).

8	Securities Purchase Agreement entered into by and among the Company and each of LI Capital Global Opportunities Master Fund, CVI Investments Inc., Intracoastal Capital, LLC and Hudson Bay Master Fund Ltd being the purchasers of Ordinary Shares and Warrants (the “Purchase Agreement”) dated 21 May and 26 June 2020.

9	Amended and Restated Ordinary Share Purchase Warrants issued by the Company to each of LI Capital Global Opportunities Master Fund, Intracoastal Capital, LLC, CVI Investments Inc and Hudson Bay Master Fund Ltd (the “Amended Warrants”) each originally issued on 26 May 2020.

10	Ordinary Share Purchase Warrants issued by the Company to each of Li Capital Global Opportunities Master Fund, Intracoastal Capital, LLC, CVI Investments Inc and Hudson Bay Master Fund Ltd (the “New Warrants” and together with the Amended Warrants the “Warrants”) issued on 30 June 2020.

The Purchase Agreement, Amended Warrants and the Warrants hereinafter referred to as the “Documents” and together with the Resale Registration Statement and the Prospectus the “Transaction Documents”. The documents set out in paragraphs 1-7 (inclusive) above hereinafter referred to as the “Corporate Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Transaction Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Transaction Documents and any other documents reviewed by us;

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(e)	the Constitutional Documents will not be amended in any manner that would affect the opinions set out herein;

(f)	the Company will issue the Ordinary Shares and Warrant Shares in furtherance of its objects set out in its Constitutional Documents;

(g)	that upon issuance of the Ordinary Shares and Warrant Shares the Company will receive consideration for the full issue price which shall not be less than the par value thereof;

(h)	the capacity, power and authority of each of the parties to the Documents, other than the Company where a party, to enter into and perform its respective obligations under the Documents and due execution by each of such parties (other than the Company) of the Documents;

(i)	that there is no provision of the law of any jurisdiction and nothing underlying any law (other than the Cayman Islands) which would have any implication in relation to, or which might affect, the opinions expressed herein;

(j)	the validity and binding effect under the laws of the State of New York of the Transaction Documents in accordance with their respective terms including submission by the Company to the exclusive jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan;

(k)	the validity and binding effect under the laws of the United States of America of the Registration Statement and Prospectus and that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the securities pursuant to the Registration Statement;

(l)	the Offering and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market; and

(m)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Transaction Documents or which materially affect, amend or vary the transactions contemplated by the Registration Statement.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)	As of the Certificate Date, the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands;

(ii)	The Ordinary Shares as described in the Registration Statement, will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the Offering described in the Registration Statement, Prospectus and the Documents, and registration in the register of members (shareholders) of the Company, be duly authorised validly issued, fully paid and non-assessable;

(iii)	The Warrant Shares have been duly authorised and when issued will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the Transaction Documents, and registration in the register of members (shareholders) of the Company, be duly authorised validly issued, fully paid and non-assessable.

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The foregoing opinion is subject to the following reservations and qualifications:

1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Transaction Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the Ordinary Shares.

We hereby consent to the use of this opinion as an exhibit to the Resale Registration Statement to be filed with the Commission and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Campbells

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